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                                                                  Exhibit (d)(8)

              FIANZA SOLIDARIA OTORGADA POR CERVECERIA POLAR, C.A.

Lorenzo Mendoza Gimenez, venezolano, mayor de edad, domiciliado en Caracas y titular de la cedula de identidad numero 6.818.047, procediendo en mi caracter de Director de CERVECERIA POLAR, C.A., sociedad anonima constituida y domiciliada en Caracas e inscrita en el Registro Mercantil Primero de la Circunscripcion Judicial del Distrito Federal y Estado Miranda el 11 de mayo de 1999, bajo el No. 75, Tomo 90-A Pro. (el "Fiador" o "Cerveceria Polar"), suficientemente autorizado para este acto por resolucion de la Junta Directiva de CervecerIa Polar de fecha 16 de enero de 2001, por medio del presente documento declaro:

PRIMERO: Primor Inversiones, C.A., sociedad anonima constituida y domiciliada en Caracas e inscrita en el Registro Mercantil Quinto de la Circunscripcion Judicial del Distrito Federal y Estado Miranda, el 9 de enero de 2001, bajo el No. 81, Tomo 497 A-Qto. ("Primor Inversiones" o el "Iniciador") iniciara (i) una oferta publica de toma de control de las acciones de MAVESA S.A. ("Mavesa" o "Sociedad Afectada"), una sociedad anonima constituida y domiciliada en Caracas y originalmente inscrita en el Registro de Comercio que llevaba el Juzgado de Primera Instancia en lo Mercantil del Distrito Federal el 19 de mayo de 1949, bajo el No. 552, Tomo 2-B, y cuya ultima modificacion estatutaria quedo inscrita por ante el Registro Mercantil Primero de la Circunscripcion Judicial del Distrito Federal y Estado Miranda, el 28 de agosto de 2000, anotada bajo el No. 39, Tomo 148 A-Pro. (La "Oferta en Venezuela"), y (ii) una oferta publica de adquisicion en los Estados Unidos de America para adquirir American Depositary Shares representativos de acciones de Mavesa ("ADSs"), conforme a las leyes y regulaciones sobre titulos valores de los Estados Unidos de America (la "Oferta en los Estados Unidos" y, conjuntamente con la Oferta en Venezuela, las "Ofertas").

SEGUNDO: Por el presente documento el Fiador se constituye en fiador solidario del Iniciador, hasta por la cantidad de quinientos nueve millones seiscientos sesenta y ocho mil quinientos sesenta y nueve dolares de los Estados Unidos de America (US$509.668.569), a los fines de garantizar a todos los accionistas y tenedores de ADSs de Mavesa que acepten validamente la Oferta en Venezuela y la Oferta en los Estados Unidos, el pago del precio de Venta de las acciones conforme a la Oferta en Venezuela, y de los ADSs conforme a la Oferta en los Estados Unidos, respectivamente, en los plazos, terminos y condiciones establecidos en el Informe de la Oferta en Venezuela y en el Informe de la Oferta en los Estados Unidos, respectivamente. Unicamente a los fines de dar cumplimiento a lo previsto en el articulo 95 de la Ley del Banco Central de Venezuela, se indica que quinientos nueve millones seiscientos sesenta y ocho mil quinientos sesenta y nueve dolares de los Estados Unidos de America (US$509.668.569) son equivalentes a ____________ bolivares Bs.______, al tipo de cambio de Bs._____ por USs.

TERCERO: El Fiador renuncia en forma expresa a los derechos de excusion y de division previstos en el Codigo Civil Venezolano.

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CUARTO: Para los efectos del presente contrato, toda notificacion al Fiador se entendera hecha validamente mediante la consignacion de las comunicaciones escritas respectivas, en la siguiente direccion: Cuarta Transversal de los Cortijos De Lourdes, Centro Empresarial Polar, Piso 1, Los Cortijos de Lourdes, Caracas, a la atencion de Guillermo Bolinaga, Direccion de Asuntos Legales.

QUINTO: Esta garantia esta regida por las leyes de la Republica Bolivariana de Venezuela. Cualesquiera disputas, reclamos, controversias y diferencias que surjan con ocasion del presente documento seran resueltas en forma definitiva mediante arbitraje de derecho, en la ciudad de Caracas, en idioma espanol, de conformidad con el Reglamento General del Centro de Arbitraje de la Camara de Comercio de Caracas vigente para la fecha de celebracion de la presente Fianza (el "Reglamento"), por tres arbitros de derecho nombrados conforme al Reglamento. El laudo sera inapelable y salvo en lo que se refiere al recurso de nulidad previsto en el articulo 43 de la Ley de Arbitraje Comercial, contra el no se admitira recurso adicional alguno. En virtud del presente acuerdo de arbitraje, las partes renuncian a hacer valer sus pretensiones ante los jueces; por ello, la sumision a arbitraje prevista en esta seccion debera interpretarse como exclusiva y, por lo tanto, excluyente de la jurisdiccion ordinaria. Tambien las partes renuncian a hacer valer sus pretensiones ante cualquier tribunal extranjero o ante arbitros distintos a los previstos en esta clausula.

SEXTO: Transcurridos tres (3) meses desde que ocurra un hecho que diere lugar a una reclamacion garantizada por esta Fianza sin que se hubiese iniciado el correspondiente proceso de arbitraje, caducaran todos los derechos y acciones frente al Fiador.

En Caracas, a la fecha de su autenticacion.

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